EXHIBIT 99.1
CORPORATE PARTICIPANTS

 Adam Altsuler
 Eagle Rock Energy Partners, LP - Senior Financial Analyst

 Joe Mills
 Eagle Rock Energy Partners, LP - Chairman and CEO

 Jeff Wood
 Eagle Rock Energy Partners, LP - Chief Financial Officer

 PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the First Quarter 2010 Eagle Rock Energy Partners, LP Earnings Call. My name is Eric, I'll be your audio coordinator for today. At this time all participants are on the listen-only mode, and we will facilitate a question and answer session at the end of the presentation.

(Operator Instructions)

As a reminder, the conference is being recorded for replay purposes. I would now like to turn your presentation over to Adam Altsuler, Senior Financial Analyst. Please proceed.

Adam Altsuler - Eagle Rock Energy Partners, LP - Senior Financial Analyst

Thank you, Eric. And thank you to our unitholders, analysts, and other interested parties for joining us today on Eagle Rock Energy's First Quarter 2010 Earnings Call. Before we get started commenting on our first quarter results there are few legal items that we would like to cover.

First, I want to point out the remarks and answers to questions by Partnership representatives on today's call may refer to or contain certain forward-looking statements. Such remarks or answers are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. And such statements speak only as of today's date, or if different as of the date specified.

The Partnership assumes no responsibility to update any forward-looking statements as of any future date. The Partnership has included in its SEC filings cautionary language identifying important factors, but not necessarily all factors, that could cause actual results to be materially different from those set forth in any forward-looking statements.

A more complete discussion of these risks is included in the Partnership's SEC filings including in our 2009 Annual Report on Form 10-K. Our SEC filings are publicly available on the SEC's EDGAR system.

Last week, we also updated our commodity hedging and review presentation. You may access both the first quarter of 2010 earnings press release and the updated hedging presentation on our website at www.eaglerockenergy.com under the Investor Relations tab.

As most of you are aware, our Conflicts Committee and Board of Directors have reviewed and approved a series of transactions among Eagle Rock, Natural Gas Partners and Black Stone Minerals Company to simplify our capital structure and improve our liquidity. We refer to these transactions as the recapitalization transaction, and will be bringing certain aspects to a vote by all of our unitholders on May 14, 2010.

We will not consummate the recapitalization without the requisite approval of our unaffiliated unitholders. In connection with the proposed transactions we have filed a definitive proxy statement and other documents with the SEC. Investors and security holders are advised to read the definitive proxy statement because it contains important information about Eagle Rock and the recapitalization transactions.

Copies of our SEC filings and definitive proxy may be obtained on our website at www.eaglerockenergy.com, on the SEC website at www.sec.gov or by contacting our Investor Relations Department.

Eagle Rock and our directors, executive officers and other members of our management and employees may be deemed participants in the solicitation of proxies from our unitholders in connection with the recapitalization transactions.

Information regarding the special interest of those who may be deemed to be participants in the proposed transactions is included in the definitive proxy statement. Information regarding our directors and executive officers is also included in our 2009 10-K and will be included in the subsequent beneficial ownership filings with the SEC.

Joe and Jeff will discuss the recapitalization transactions in their prepared remarks, but the discussion will be strictly limited to information contained in our SEC filings. We will be limited in our ability to address questions regarding certain aspects of the recapitalization transactions on this call.

I will now turn the call over to Joe Mills, our Chairman and CEO, for a review of the first quarter 2010 results.

Joe Mills - Eagle Rock Energy Partners, LP - Chairman and CEO

 Good. Thank you, Adam. Good afternoon, ladies and gentlemen. We appreciate you joining us for discussion of our first quarter 2010 results. First off, I need to apologize about my voice -- I've lost my voice in the past 24 hours, so please bear with me as I walk us through our first quarter results.

We issued our earnings release after the market closed last night and we reported adjusted EBITDA of $36.8 million for the quarter, down by 28% as compared to the fourth quarter of 2009 and 10% as compared to the first quarter of 2009. The reduction in adjusted EBITDA is primarily due to a material decrease in our realized commodity hedge portfolio, as compared to our hedge portfolio in all of 2009.

The average strike price on Eagle Rock's crude and NGL hedges in the first quarter of 2010 fell by 15% to $75.48 per barrel, as compared to $101.06 per barrel in the fourth quarter of 2009. As a result, cash flow from our realized commodity derivative settlements fell by $15.6 million to a realized loss of $2.7 million for the first quarter, as compared to a realized gain of $12.9 million in the fourth quarter of 2009.

Our first quarter financial results highlight the challenges and the opportunities that we face. We continue to benefit from our diversified business model.

Excluding the effects of impairment our Midstream operating income fell by approximately 4%, but our Upstream and Minerals operating income increased by 53% and 12%, respectively. During the first quarter, we initiated in our Upstream business a robust drilling program in the Permian Basin with one well drilled and completed, two wells completing, and one rig running as of March 31st. In the Midstream business we continue to be excited about the areas in which we operate, and we are looking forward to expanding our current footprint in the Texas Panhandle through the deployment of our new Phoenix Plant, and in East Texas, to our recently announced East Texas Main Line expansion project.

Despite these positive developments, throughput volumes in our Midstream business continue to be negatively impacted by the low natural gas price environment, emphasizing the importance of our announced recapitalization and related transaction proposals to improve our liquidity.

As we've discussed on previous calls, we continue to remain aggressively hedged in 2010. We are 91% hedged in our overall crude, condensate and NGL expected volumes at a weighted average price of $62.35 per barrel. As for the natural gas and ethane, we are 76% hedged at an average weighted price of $6.69 per Mcf.

Similar to our first quarter results though, our 2010 adjusted EBITDA will continue to be impacted throughout this year with our lower priced commodity hedge portfolio as compared to 2009. Jeff will discuss in more detail our hedge portfolio and the impact on 2010 and '11 in a few minutes.

During the quarter, we repaid an additional $17 million of outstanding borrowings, bringing the total debt repaid since April 30th of last year through March 31st of this year to $100 million. Our current total debt outstanding stands at $737 million. Adjusted EBITDA was $36.8 million and distributable cash flow was $21.9 million for the quarter.

The Partnership's first quarter distribution of $0.025 per common and general partner units as of a record date at the close of business on May 7th , will be paid next Friday, May 14th.

In an effort to significantly improve the Partnership's liquidity position, plus accelerate our debt reduction strategies so as to enable us to begin to grow our assets again, and be in a position to increase our distribution meaningfully, we announced on December 21 of last year that the Partnership, through certain of its affiliates had entered definitive agreements with affiliates of Natural Gas Partners and Black Stone Minerals Company to improve our liquidity and simplify our capital structure.

The definitive agreement include a Securities Purchase and Global Transaction Agreement which was entered into between Eagle Rock and NGP, and a separate Purchase and Sale Agreement entered into between Eagle Rock and Black Stone for the sale of Eagle Rock's Minerals business. The Global Transaction Agreement was amended on January 12 of this year to afford Eagle Rock greater flexibility in the payment of the contemplated transaction fee to NGP, either in cash or Partnership common units.

We announced last week that our Conflicts Committee has made the determination to pay the $29 million fee to NGP in common units; valued at $6.01 per unit which was based on a 10% discount to the volume-adjusted trailing ten-day average of the trading price of Eagle Rock's common units as of April 24, 2010, resulting in a total of approximately 4.8 million units to be paid to NGP, subject of course to a successful unitholder vote on May 14th, and upon the successful completion of the Mineral Business sale to Black Stone Minerals.

If our unitholders approve the recapitalization transactions, we expect to raise approximately $230 million in the near term from the Minerals sale and other liquidity-focused transactions, and these proceeds will be used to pay down debt on our senior credit facility and improve our liquidity position.

We continue to believe that our excellent organic growth projects in our existing areas of interest and this recapitalization will enable the Partnership to begin to stabilize and measurably grow its assets, and ultimately its cash flow, so that we can be in a position in the near term to increase our quarterly distributions to you, our unitholders.

We mailed the definitive proxies to our unitholders beginning April 9th of this year. The unitholder vote is scheduled for next Friday, May 14th, at our corporate offices located at 1415 Louisiana Street, Suite 2700, Houston, Texas. We urge you to vote your proxy as soon as possible. I'll have more to say on this here in a few moments.

Now turning to some details about each of our operating business results during the quarter -- first, our Midstream Business. Throughput volumes averaged 518 million cubic feet equivalent per day as compared to 547 million cubic feet per day in the fourth quarter last year, a reduction of 5% as well as lower equity volumes of NGLs and condensate of 13%. NGL and condensate prices were higher during the quarter which partially mitigated the impact of the lower volumes and equity barrels.

The reduction in gathered volumes and equity barrels continues to be a function of slower drilling activity in our areas of interest but also, specifically, the impact of several severe extended winter storms in the Panhandle and East Texas which impacted the producer volumes with freeze-ups and delays in drilling activity.

We are beginning to see encouraging drilling activity in the Panhandle and East Texas thanks to improved successful drilling results in the horizontal Granite Wash play, and improving results in the Haynesville Shale and Middle Bossier play of Nacogdoches County, Texas.

Drilling activity is slowly recovering in the expanded Austin Chalk Play in East Texas, where we continue to see two rigs running today. The reduction in drilling activity across the horizontal Chalk play was the most significant driver in the reduced gathered and processed volumes in our East Texas segment during 2009.

We are optimistic, given the recent improvement in NGL prices that our producer customers are reevaluating their economics in this play and several new wells have been staked for drilling in mid to late 2010 on the Louisiana side of the play. This will be the first time we've seen locations on the Louisiana side.

Moving to the Haynesville Shale play in North Louisiana, we continue to be -- we continue to connect additional Haynesville wells into our Belle Bower gathering system in DeSoto Parish, Louisiana. This is a limited gathering system, but we are currently gathering approximately 32 million cubic feet a day, and looking to expand our system in the near future to gather an incremental 30 million cubic feet a day. This system had only 6 million cubic feet a day on it as recently as last fall.

Moving to East Texas, on April 21st we announced our plans to begin construction on an expansion of our East Texas Main Line gas gathering system to provide multi-market capability for producers in the growing Haynesville and the Middle Bossier Shale plays specifically in Nacogdoches in San Augustine counties.

The expansion includes construction of a 9-mile, 20-inch diameter pipeline and associated treating facilities in Nacogdoches County, with the initial pipeline capacity of 200 million cubic feet a day, and the expansion of existing East Texas Main Line pipeline interconnects into NGPL, TETCO and Gulf South and interstate pipes, as well as HPL's intrastate pipeline.

The project, with an estimated total cost of $12 million, will expand Eagle Rock's interconnect delivery capabilities through our East Texas pipeline by about 300 million cubic feet a day, and will allow the tie-in of our existing BGS gathering system.

We have purchased the required 20-inch pipe, we have acquired substantially all of the necessary rights-of-way, and we expect the project to be completed and operational by early third quarter of 2010. Final approval to initiate the construction is dependent upon many variables, including our ability to secure producer commitments to the project.

Based on continued drilling activity and success in the area, we are also evaluating subsequent expansions which could result in a total of over 50 miles of primarily 20-inch diameter pipeline extending East-West into Nacogdoches, Angelina, San Augustine and, ultimately, Sabine Counties, Texas, at a total estimated cost of approximately $50 million.

Turning now to the Texas Panhandle. We remain encouraged by the continuous successful drilling results by several large independents and super independents in the horizontal Granite Wash plays of Roberts, Hemphill and Wheeler Counties, Texas.

Just this week there have been some very impressive announcements by several of the large producers of initial potential rates in the 25 million to 45 million cubic feet a day range. Eagle Rock is a major gatherer and processor of natural gas in this area, and it has been a core of our company and our operations since our inception.

Today, we see five rigs running on acreage dedicated to our gas gathering systems all targeting the horizontal Granite Wash play. Back in February we did announce the replacement of our aging Arrington Plant located in Hemphill County, Texas, with a high-efficiency cryo plant in order to accommodate volume growth from the Granite Wash play.

Deployment of this cryo plant which we have named the Phoenix Plant, is phase two of our Panhandle consolidation and processing capacity expansion project which we originally announced in February of 2008. We are currently deploying the Phoenix Plant to the Arrington facility location, and construction is underway.

The relocation of the plant is expected to be completed by September 30th of this year at an incremental cost of approximately $18 million. With the installation of the Phoenix Plant, we will initially accommodate 50 million cubic feet a day of throughput capacity using existing compression located at the current Arrington facility. The new Phoenix Plant will be capable though of handling 80 million cubic feet a day, with additional field and inlet compression which we can readily add.

With the state-of-the-art Phoenix cryo facility in place, we will be able to deliver improved recoveries to our customers and additional equity barrels for our Partnership. We do not anticipate any downtime or reduced throughput volumes across our East Panhandle systems during the completion of the project.

Turning to operating expenses now, our Midstream business experienced a slight 3% increase in operating cost as compared to the fourth quarter. All of this increase was driven by increased chemical and lubricant costs, as well as higher overtime due to the extended winter season.

We remain focused on maintaining our structure, but we are seeing pressure from suppliers on operating costs, and we are budgeting to remain flat, overall, in 2010 as compared to 2009. On the capital front, for all of 2009 we spent a total of $15 million in organic growth capital in Midstream business.

For 2010, we are expecting to spend approximately $30 million in growth capital and this is all focused on organic growth. This total includes the $18 million we will spend on the new Phoenix Plant and the approximately $12 million on the East Texas Main Line expansion. We are, though, looking at additional organic growth opportunities in several of our areas as we speak.

Turning now to our Upstream business, operating income in the first quarter in 2010 excluding the impact of impairments, increased by $1.7 million or by 53% as compared to the fourth quarter of last year. The increase was attributable to approximately 3% higher production volumes and higher realized natural gas, NGL and sulfur prices.

We recorded sulfur revenues associated with our South Alabama and East Texas production of approximately $1.1 million and realized sulfur prices were $43.87 per long ton for the three months ended March 31.

The increase in volumes during the quarter was primarily due to our drilling results in our Permian Basin asset, as well as bringing back online two wells in our Big Escambia Creek field that we have been working over at the end of the fourth quarter and beginning of the first quarter.

During the quarter -- during the first quarter we averaged 31.7 million cubic feet equivalent per day. I'm pleased to say that today we're currently averaging 35.4 million cubic feet equivalent per day. We continue to have positive results with an ongoing workover program, especially in our East Texas area.

Turning to our South Alabama assets, we just completed a 12-day turnaround at our BEC facility, where we performed routine maintenance work, as well as installing backup compression for the residue gas to resolve the gas compression issues -- the gas compression issues that we endured in 2009. The plant is back up and running, and we believe this turnaround will significantly improve the runtimes at BEC for the remainder of this year and beyond, as this plant has never had backup compression.

During all of 2009, we incurred sulfur disposal cost in excess of sulfur revenues related to our sulfur production. During 2009, sulfur disposal costs totaled $2,250,000. Sulfur prices at the Tampa, Florida hub, which was zero dollars per long ton in the first quarter of 2009, increased to average for the first quarter 2010 $90 per long ton.

We are encouraged now to see sulfur prices settle at $145 per long ton at the Tampa hub in this current quarter. We continue to produce, on average, 8,500 long tons per month of sulfur, and at these prices we should generate approximately $1 million of EBITDA per month from the sale of our net sulfur production.

Based on our latest view of worldwide sulfur consumption, we are optimistic we will generate positive operating cash flow from our sulfur production for the next three to six months of 2010.

Net operating costs in the Upstream business were up significantly as compared to the fourth quarter; approximately, well, $1.6 million of this increase was attributable to the workover expense associated with the SPC 11-10 well and the CCA number 1-5 well, both of them located in our Big Escambia Creek field.

These large expense workovers are now completed and we are running back at our normal OpEx levels for the second quarter. We believe we are still on pace in 2010 with an operating cost structure of $10.74 per BOE, like the Midstream business though, we are focused on maintaining our lower overall cost structure in this natural gas price environment, however, we are seeing some price increases on commodity-based products and by our vendors.

Today, we are maintaining an active drilling program in our Upstream business for 2010. To date, we've drilled and completed three wells, we currently have one rig running and we have plans to drill at least three additional new wells in our Permian and East Texas areas, and based on results we could drill as many as three additional wells, for a total of ten wells in 2010.

We continue to focus on our inventory of low-risk workovers and recompletions, and combined with our drilling plans, we anticipate we will grow our net production by 10% on a year-over-year basis in 2010.

Last but not least, our Minerals business. Segment operating income in first quarter 2010 increased by about $400,000 or almost 12% compared to the fourth quarter of last year. The increase was due to higher realized crude oil and NGL prices, as well as 23% higher production volumes as compared to our fourth quarter. The higher production volumes are directly attributable to our fee mineral position in the Haynesville Shale play in North Louisiana, where we continue to see meaningful drilling permits and activity.

As expected, we are finally seeing some of the production and royalty income from wells that were drilled in this play early to mid last year, and we expect to see this trend continuing into 2010. Assuming a successful vote on recapitalization transactions we will exit though, the Mineral business later this year.

I will now turn the call over Jeff, to review in more detail our financial

Jeff Wood - Eagle Rock Energy Partners, LP - Chief Financial Officer

 Okay. Thank you, Joe. We reported adjusted EBITDA of $36.8 million for the first quarter, which as Joe mentioned, was down by 28% from what we reported last quarter. This $14.6 million decrease in EBITDA can primarily be attributed to the impact of our realized commodity hedges, which fell by $15.6 million.

We've been highlighting this dip in our hedge portfolio during 2010 for some time now, and dip is the right way to think about it. The realized prices on our hedges dropped from over $100 a barrel in the fourth quarter to approximately $75 per barrel in this quarter.

The negative impact from hedges will continue throughout the rest of the year, absent any adjustments and assuming the current price environment holds as swaps and floors for the remainder of the year on our crude hedges are approximately $62 a barrel.

Should the current forward commodity curve and NGL correlation hold for the year, we expect our hedge portfolio to continue to negatively impact our adjusted EBITDA to the extent of $5 million to $10 million per quarter.

After this year, our hedge portfolio improves again, climbing to $75 a barrel in 2011 and $77 a barrel in 2012. As discussed in our most recent hedge presentation which is available on our website we recently entered into crude oil hedges for 2013, covering about 45% of our expected equity volume at a swap price of $90 a barrel.

Turning back to the current quarter, our operating margin in the Midstream business, before the impact of hedges and impairments, decreased by approximately $500,000 versus the fourth quarter. Included in our first quarter results was a $1.6 million payment from a producer under a volume commitment arrangement.

This benefit was largely offset by the impact of the severe weather in the Texas Panhandle, which decreased our Midstream operating margin by approximately $1 million. The decline in our reported equity NGL and condensate volumes for the quarter might suggest a larger drop in operating margin, so let me address that issue.

While we were impacted by the cold weather in January, we were also impacted by the same in December. We report on a one-month lag and therefore use estimates for the last month in any reporting period. Our volume estimates for December turned out to be high, in part due to the severe weather during the month. We adjust for or actualize those estimates in the following quarter.

The higher than usual estimates and actualization for December resulted in big quarter-over-quarter deltas in volumes, as they caused fourth quarter production numbers to be higher than the actual amount and first quarter production numbers to be lower than the actual amount.

The actualizations and fewer days in the first quarter explained much of Midstream volume decline, especially in the Panhandle. As Joe mentioned, drilling in the East Texas Austin Chalk is recovering but only slowly, given current gas prices.

Operating income in the Upstream business was up in the first quarter due to higher productions and a significant recovery in sulfur prices. Joe spoke about the turnaround of our BEC plant in Southern Alabama which began in late April, that turnaround lasted a total of 12 days and was done on budget.

We incurred approximately $1.2 of maintenance capital and $200,000 of operating expense in the first quarter related to the turnaround, plus the work that was done in the second quarter and we expect to recognize roughly $2 million in additional maintenance capital expense, and $1.3 of operating expense in the second quarter related to the turnaround.

In addition to the cost, the impact of production from the BEC turnaround for the second quarter was approximately 48 million cubic feet of residue gas, 14,000 barrels of oil, 8.7 thousand barrels of liquid, and about 2,000 long tons of sulfur. In total, we expect the revenue impact of this in the second quarter to be approximately $1.7 million.

Adjusted EBITDA for the quarter included $11.3 million of G&A expense, excluding the impact of non-cash expense related to our long-term incentive plan grants, compared to $9.6 million of such expenses in the fourth quarter. We expect G&A expenses to trend lower upon completion of the recapitalization transactions, for which we continue to incur legal and advisory fees. Currently, we are capitalizing a portion of these costs in accordance with GAAP.

Turning now to our liquidity position, we paid down an additional $17 million of borrowings under our credit facility in the first quarter, reaching our targeted goal of $100 million of debt repayment within 12 months following the distribution cut.

And as we have mentioned previously, we do not expect to continue at this rate of debt repayment in 2010, given the substantial fall-off in our commodity hedge strike prices and the increased level of growth capital spending.

We ended the quarter with our total leverage ratio, which is our outstanding debt allocated to the Midstream and Mineral segments, divided by the adjusted EBITDA attributable to those segments, standing at just over four and a half times, and availability in the facility of approximately $61 million; both of those are roughly consistent with where we were at year end.

As we've discussed numerous times on these calls, our maximum allowable leverage ratio under the credit facility is five times. We expect to push close to that, or violate that covenant in the coming quarters, absent our ability to reduce debt or enhance our EBITDA, including the impact of our commodity hedges. That is one of the many reasons we are asking our unitholders to carefully consider the recapitalization proposal currently up for vote.

Continuing with the credit facility, we announced in mid-April that our borrowing base had been set at $130 million as part of our semi-annual borrowing base redetermination process. The amount of our borrowing base represents the credit we are given by our lenders, with respect to our Upstream properties.

As we regularly discuss on these calls, our credit facility is supported by the Upstream business via the borrowing base, and by the Midstream and Minerals businesses via traditional cash flow base covenants. Any reduction in the borrowing base further burdens the Midstream and Mineral businesses, which must support the increased allocation of debt to the covenants.

Prior to this latest redetermination, the borrowing base was $135 million. The small decrease was primarily due to the rolling off of our more valuable Upstream commodity hedges at the end of last year.

Before turning the call back to Joe, I want to say how much we both have appreciated all the feedback we've received from investors over the past several weeks as and we've been on the road and on calls with many of you around the recapitalization transactions. Assuming the unitholder vote on May 14th is successful, we view it as akin to a re-IPO of Eagle Rock, and look forward to operating your company with a more simplified structure and with greater liquidity.

Joe will echo this point, but we sincerely want your participation in the process. All unitholders of record as of the close of business on March 29th should have received their proxy statement and voting cards by now, as well as one or two reminder mailings. I want to remind you that in most circumstances your broker cannot vote on your behalf on the proposals, and further, that every non-vote is considered a "no"-vote.

We appreciate those of you who have already taken the time to vote, and strongly encourage those of you who haven't to do so. You can vote online, over the phone or by mail, as detailed on your proxy vote card. Please give us a call, if you'd like to discuss the transactions in advance of casting your vote.

Now with that, I'll turn the call back over to Joe for some additional comments before we open it to questions.

Joe Mills - Eagle Rock Energy Partners, LP - Chairman and CEO

 Thank you, Jeff. Subject to the approval of the recapitalization transactions by a majority of non-affiliated unitholders and continued improved oil and NGL commodity prices, we are viewing with more optimism, our prospects and goals and improving our liquidity through 2010, and focusing the Company longer term on its growth opportunities.

As Jeff mentioned, we have reduced our total debt by $100 million since last April. And with a successful approval of the recapitalization transactions we hope to raise up to $230 million in the near term to further reduce our debt levels and improve the liquidity of the Partnership.

We are encouraged by the rise in crude oil and NGL prices, but continue believe natural gas prices will remain in the $4 to $6 range for the next two years, depending on the US economic recovery. We've seen E&P companies remain focused on drilling in the near term. Gas supplies remain robust and unless demand continues to recover, we will continue to see lower natural gas prices.

We believe producers will focus their drilling programs in high return projects like the Granite Wash play, or the Austin Chalk play in East Texas for the high condensate and natural gas liquids components of these reservoirs. The liquids significantly improve the drilling economics for the producers and, in turn, this will benefit our Partnership, cash flow, and growth opportunities in high margin areas.

We hope to see mid-year some stabilization of throughput volumes in our own Midstream business and natural gas prices must stabilize and improve in order to spur additional drilling activity by our producer customers. In order for prices to improve longer-term though, we'll need to see continued improvement in demand, which is all going to be tied to the overall health and growth of the US economy.

While there have been signs that the economy is stabilizing, and starting to grow, it is also clear that a sustained recovery is fragile. Continued concerns about default risk in Greece and other countries in Europe will only cause more volatility in the commodity markets in the near term.

We remain focused on containing our cost structure to be profitable in this environment, while aggressively securing new commitments for our gathering and processing facilities and building new processing facilities, such as our Phoenix Plant and growth pipelines in key areas such as the East Texas Haynesville and Middle Bossier Shale plays.

Finally though, as Jeff said, we cannot stress enough how important it is for all of our unitholders to participate in the upcoming vote on the recapitalization transactions.

The definitive proxy was mailed to you with your voting instructions, beginning around April 9th, and you should have received those documents by now. If you have not received your proxy card, please contact our proxy solicitor, which is Morrow & Company at 1-800-607-0088, for the material. Morrow, though, is also able to take your vote over the phone, if you so choose.

The recapitalization is an extremely important event in Eagle Rock's history, and it is equally important to us that our unitholders take an active role in deciding Eagle Rock's future. It is critical that each of you take some time to study the materials, so that you may cast your vote as appropriate. And as Jeff said, if there's any questions you have about it, please do not hesitate to reach out to Jeff or myself, and we will try and address your questions or concerns.

So with that, I will now open up the floor for questions.

QUESTION AND ANSWER

Operator

 Thank you.

(Operator Instructions)

It appears we have no audio questions in queue at this time.

Joe Mills - Eagle Rock Energy Partners, LP - Chairman and CEO

Okay. Well, thank you, Eric. Well, I guess, this is a first for us not to have any questions, and I hope that says that we explained everything accurately for you. But I want to thank everyone on the call for participating, but more importantly, for continuing your support and interest in Eagle Rock.

And so, we look forward to the vote, which is next Friday, and clearly we will provide the feedback once the vote occurs. So, again, I want to thank everybody for your time today, and we'll talk to you very soon.

Operator

 Ladies and gentlemen, thank you for your participation in today's conference. This concludes the presentation, you may disconnect. And, have a good day.